SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A


                         ------------------------------



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1



                               TRENWICK GROUP INC.
 -------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)



         Delaware                     0-14737                    06-1152790
 --------------------------     --------------------      ----------------------
(State of incorporation        (Commission File Number)     (I.R.S. Employer
 or organization)                                            Identification No.)

One Canterbury Green, Stamford, Connecticut                      06901
-------------------------------------------             ------------------------
  (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  203-353-5500

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered

Preferred Stock Purchase Rights                   New York Stock Exchange





                               Page 1 of 8 pages

Item 1.   Amendment to Description of Registrant's Securities to be Registered
          --------------------------------------------------------------------
         The Form 8-A, filed September 25, 1997, of Trenwick Group Inc. (the "Company") is hereby amended by adding the following at the end of Item 1 thereof:

         On December 19, 1999, the Company and First Chicago Trust Company of New York, as rights agent, entered into Amendment No.1 (the "Amendment") to the Rights Agreement. The Amendment provides that the execution and delivery by the Company of the Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization, dated as of December 19, 1999 (the "Business Combination Agreement"), the Stock Option Agreements, each dated as of December 19, 1999, and the Shareholders Agreement, dated as of December 19, 1999, and the consummation of the transactions contemplated by such agreements, will not cause
(i) any of the other parties to the Business Combination Agreement or their respective affiliates or associates to be deemed an Acquiring Person, (ii) a Distribution Date (as defined in the Rights Agreement) to occur, or (iii) a Triggering Event (as defined in the Rights Agreement) to occur. The Amendment also provides that the Rights Agreement will expire immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement.

         On September 25, 1997 the Company filed a copy of the Rights Agreement with the Securities and Exchange Commission as Exhibit 1 to the Company's Form 8-A. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.


Item 2.  Exhibits
         --------

1. Rights Agreement, dated as of September 24, 1997, between Trenwick Group Inc. and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit B thereto the form of Rights
         Certificate. (Incorporated by reference to Exhibit 1 to the registrant's registration statement on Form 8-A filed September 25, 1997, File No. 0-14737).

2. Amendment No. 1 to Rights Agreement, dated as of December 19, 1999, between Trenwick Group Inc. and First Chicago Trust Company of New York, as Rights Agent.





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


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                     TRENWICK GROUP INC.





                                                  By:  /s/ James F. Billett, Jr
                                                       ------------------------
                                                       James F. Billett, Jr.
                                                       Chairman, President &
                                                       Chief Executive Officer

Dated: January 13, 2000












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


                                  EXHIBIT INDEX

Exhibit                    Description of Exhibit
-------                    ----------------------

    1 Rights Agreement, dated as of September 24, 1997, between Trenwick Group Inc. and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit B thereto the form of Rights Certificate. (Incorporated by reference to Exhibit 1 to the registrant's registration statement on Form 8-A filed September 25, 1997, File No. 0-14737).

    2 Amendment No. 1 to Rights Agreement, dated as of December 19, 1999, between Trenwick Group Inc. and First Chicago Trust Company of New York, as Rights Agent.




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